Exhibit 10(d)
Amendment to Directors Stock Compensation and Deferral Plan
Effective January 25, 2011, Article III of the Wells Fargo & Company Directors Stock Compensation and Deferral Plan (the “Plan”) is amended to insert the following new proviso (iii) and renumber the subsequent proviso as (iv):
  “(iii) effective January 25, 2011, an additional 250,000 shares of Common Stock shall be available for, but limited to, deferrals of Cash Compensation and dividend credits to Deferred Stock Accounts;”